Exhibit 10.35

Oral Agreement between Registrant and James W. McLane

The Company is a party to a Change in Control Employment Agreement dated January 1, 2002 with James W. McLane, its Chairman and former Chief Executive Officer (the “Agreement”). The Agreement was amended pursuant to a First Amendment dated January 1, 2003 and a Second Amendment dated May 13, 2005 (the “Second Amendment”). On November 19, 2005, the Company’s Compensation Committee, on behalf of the Company, and Mr. McLane reached an oral agreement to modify the Agreement, as amended. Under the terms of this oral agreement, effective as of January 1, 2006, Mr. McLane ceased to be an employee and now provides consulting services to the Company. The Company has agreed to pay Mr. McLane a consulting fee of $10,000 per month through June 30, 2006. Mr. McLane continues to serve as Chairman of the Board and, effective July 1, 2006 and thereafter, Mr. McLane will receive a $5,000 fee in his capacity as Chairman for each meeting of the Board of Directors attended, unless an alternative arrangement is agreed to at that time. These changes in Mr. McLane’s duties and compensatory arrangements were made at Mr. McLane’s initiative and recommendation. As a result of the Company’s and Mr. McLane’s mutual agreement to these changes, Mr. McLane’s “Employment Period” under the Agreement, as amended, ceased as of December 31, 2005. Further, Mr. McLane waived entitlement to any severance payments arising as a result of his termination of employment under Section 5(a)(i) of the Agreement. Consistent with the Agreement and the Second Amendment, the stock options held by Mr. McLane will remain exercisable for extended periods of thirty-six (36) months, and Mr. McLane will be entitled to certain other benefits, as specified in the Agreement.